UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 17, 2017, Alere Inc. (the “Company” or “Alere”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”).

As reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, the Company was unable to file the 2016 Form 10-K within the prescribed time period without unreasonable effort or expense. The extension period provided under Rule 12b-25 expired on March 16, 2017. As reported by the Company in its Form 8-K filed with the SEC on March 15, 2017, the Company was unable to file the 2016 Form 10-K within the extension period because it is continuing to review certain aspects of revenue recognition at its Korean and Japanese locations, including inappropriate conduct at the Company’s subsidiary in South Korea, Standard Diagnostics, Inc. The Company will not be able to file the 2016 Form 10-K until this analysis is completed.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from March 16, 2017 to file the 2016 Form 10-K with the SEC. The Company can regain compliance with the NYSE continued listing requirements at any time before that date by filing the 2016 Form 10-K with the SEC. The Company will file the 2016 Form 10-K as soon as practicable. If the Company fails to file the 2016 Form 10-K before the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

Item 8.01.	Other Events.

Attached as Exhibit 99.1 hereto, and incorporated herein by reference, is a copy of the Company’s press release dated March 21, 2017, announcing the receipt of the NYSE notice.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated March 21, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: March 21, 2017	By:	/s/ Douglas Barry
Douglas Barry
Assistant Secretary